Exhibit (a)(5)(B)

CONTACT:
Investors                                                         Media
Dave Jessick                                                      Karen Rugen
717-975-5750      717-730-7766
or
investor@riteaid.com

FOR IMMEDIATE RELEASE

                 RITE AID TO REDUCE DEBT BY $726.4 MILLION

                RITE AID RECEIVES $200 MILLION FROM ADVANCEPCS
                  REPAYMENT OF SENIOR SUBORDINATED NOTES,
        TO NET $ 247.1 MILLION FROM SALE OF ADVANCEPCS COMMON STOCK

    $279.3 MILLION OF DEBT EXCHANGED FOR COMMON STOCK IN EXCHANGE OFFERS

CAMP HILL, PA, March 14, 2001 - Rite Aid Corporation (NYSE, PSE: RAD) announced today that it will reduce debt by approximately $726.4 million with proceeds from the sale of approximately 5.4 million shares of AdvancePCS common stock, the repayment by AdvancePCS of senior subordinated notes and the exchange of approximately $279.3 million of debt for common stock in exchange offers which expired yesterday.

The company said that this reduction of debt, after allowing for the elimination of interest Rite Aid would have received from the AdvancePCS' senior subordinated notes, will reduce net annual cash interest payments by approximately $31.3 million.

Rite Aid said it would net approximately $247.1 million from the sale on March 14, 2001, of AdvancePCS common stock and that it received $200 million plus accrued interest on March 13, 2001, from AdvancePCS' repayment of the senior subordinated notes. Both the stock and notes were received as part of the consideration for the sale of Rite Aid's PCS Health Systems, Inc. subsidiary to Advance Paradigm, now called AdvancePCS, in October 2000. The sale of the stock and the repayment of the notes bring the total value of the consideration Rite Aid received for PCS to approximately $1.5 billion.

The company said that it could additionally receive up to approximately $37 million, which would be used to further reduce debt, if the underwriters exercise in full their over allotment option to purchase an additional 815,117 shares of stock from Rite Aid in the AdvancePCS' secondary public offering.


                                  - MORE -


Rite Aid also announced that pursuant to its previously announced exchange offers, it has accepted for exchange approximately $201.4 million principal amount, or 56.4% of the total amount outstanding, of its currently outstanding 5.25% Convertible Subordinated Notes due 2002, and approximately $77.9 million principal amount, or 41.5% of the total amount outstanding, of its currently outstanding 6.0% Dealer Remarketable Securities due 2003.1

In exchange for the Convertible Subordinated Notes, Rite Aid will issue a total of 29,204,160 shares of its common stock and in exchange for the Dealer Remarketable Securities, Rite Aid will issue a total of 12,072,175 shares of its common stock. Rite Aid will also pay accrued and unpaid interest on the exchanged securities in cash in the total amount of approximately $7.4 million.

"We are extremely pleased with the results of these transactions, which mark yet another positive step in Rite Aid's turnaround plan," said Bob Miller, Rite Aid chairman and chief executive officer. "With this reduction, other debt for equity exchanges and the pay down of debt we made with cash proceeds received in the PCS sale, we have reduced Rite Aid's debt by more than $1.9 billion since last June."

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than $14 billion and approximately 3,700 stores in 30 states and the District of Columbia.

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Rite Aid to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to various factors, including those set forth under the captions "Cautionary Statement Regarding Forward-Looking Statements" in Rite Aid's filing with the Securities and Exchange Commission.

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1 Dealer Remarketable Securities (SM) is a service mark of J.P. Morgan Inc.